                                                                    Exhibit 10.5

                            COMMON AREA EASEMENT AND
                              MAINTENANCE AGREEMENT


                                  BY AND AMONG


                          GATEWAY ECONOMIC DEVELOPMENT
                        CORPORATION OF GREATER CLEVELAND

                                       AND

                           BALLPARK MANAGEMENT COMPANY






                            DATED AS OF JULY 3, 1991

                                TABLE OF CONTENTS
                                -----------------

                                                                             PAGE
                                                                             ----
ARTICLE I      DEFINITIONS AND EXHIBITS ....................................   2
               1.1   Definitions ...........................................   2
               1.2   Exhibits ..............................................   7

ARTICLE II     USE, CONTROL, MAINTENANCE AND
               REPAIR OF COMMON AREAS ......................................   7
               2.1   Easements in Common Areas .............................   7
               2.2   Future Designated Areas ...............................   7
               2.3   Control of Common Areas ...............................   7
               2.4   Maintenance and Repair of Common Areas ................   8
               2.5   Self-Help .............................................   8
               2.6   Special Provisions for Area and Arena Land ............   8
               2.7   County Provision ......................................   9

ARTICLE III    LIGHTING OF COMMON AREAS ....................................   9

ARTICLE IV     COMMON AREA SIGNS AND ADVERTISING ...........................   9
               4.1   Content, Location, Design and
                     Appearance ............................................   9
               4.2   Joint Marketing Opportunities .........................  10

ARTICLE V      SECURITY OF COMMON AREAS ....................................  11

ARTICLE VI     INSURANCE ...................................................  11
               6.1   Construction Periods ..................................  11
               6.2   Post-Construction Period ..............................  11
               6.3   Insurance Requirements ................................  12
               6.4   Waiver of Subrogation .................................  13
               6.5   Certificates ..........................................  13

ARTICLE VII    REAL ESTATE TAXES ...........................................  12

ARTICLE VIII   CONCESSIONS .................................................  14

ARTICLE IX     PARKING .....................................................  14
               9.1   Designated Parking Areas ..............................  14
               9.2   On-Site Parking .......................................  15
               9.3   Additional Parking ....................................  15
               9.4   Lessee's Parking Revenue ..............................  15

ARTICLE X      COMMON AREA NET REVENUE SHARING .............................  16
               10.1  Payment of Net Revenues ...............................  16
               10.2  Audit .................................................  16

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
                                                                             PAGE
                                                                             ----
ARTICLE XI     MISCELLANEOUS ...............................................  16
               11.1  No Amendment of Baseball Facility
                     Agreements ............................................  16
               11.2  Notices ...............................................  16
               11.3  Covenants Running with the Land .......................  18
               11.4  Breach Shall Not Permit Termination ...................  18
               11.5  Estoppel Certificates .................................  19
               11.6  Terms .................................................  19
               11.7  No Joint Venture ......................................  19
               11.8  Headings ..............................................  19
               11.9  Agreement Contains All Terms ..........................  19
               11.10 Governing Law .........................................  19
               11.11 Cross References ......................................  19
               11.12 Force Majeure .........................................  19
               11.13 Amendment, Waiver .....................................  20
               11.14 Consent ...............................................  20
               11.15 Severability ..........................................  20
               11.16 Accord and Satisfaction ...............................  20
               11.17 Further Assurances ....................................  21
               11.18 No Third Party Beneficiary ............................  21
               11.19 Conforming Amendments .................................  21
               11.20 Counterparts ..........................................  21
               11.21 Term ..................................................  21

ARTICLE XII    THREE PARTY AGREEMENT AND
               CENTRAL MARKET COMMUNITY DEVELOPMENT PLAN ...................  21

ARTICLE XIII   LEAGUE APPROVAL .............................................  22



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



                 COMMON AREA EASEMENT AND MAINTENANCE AGREEMENT


         THIS COMMON AREA EASEMENT AND MAINTENANCE AGREEMENT (hereinafter this "Agreement") is made as of this 3rd day of July, 1991, by and among GATEWAY ECONOMIC DEVELOPMENT CORPORATION OF GREATER CLEVELAND, a nonprofit corporation organized under the laws of the State of Ohio (hereinafter referred to as "Gateway"), CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP, an Ohio limited partnership (hereinafter referred to as the "Lessee") and BALLPARK MANAGEMENT COMPANY, an Ohio corporation (hereinafter referred to as the "Operator").

                                    RECITALS:

         A. Gateway is the fee owner of a parcel of land consisting of approximately 28 acres located generally west of East Ninth Street, south of Huron Road, east of Ontario Street and north of Carnegie Avenue, in the City of Cleveland (the "City"), Cuyahoga County (the "County"), Ohio, commonly referred to as the Central Market Square Site and more fully described in Exhibit A attached hereto and made a part hereof (the "CMS Site").

         B. Gateway intends to construct a Baseball Facility (as defined in the Lease Agreement) on a portion of the CMS Site for the purpose of staging home games for the Lessee and other special events, including civic and charitable events.

         C. Gateway and the Lessee have executed and delivered the Lease Agreement (as hereinafter defined), pursuant to which Gateway has leased to the Lessee Gateway's interest in the Ballpark Land and the Ballpark Improvements (both as defined in the Lease Agreement).

         D. Gateway and the Lessee have executed and delivered the Ground Lease (as hereinafter defined) pursuant to which Gateway has leased to the Lessee Gateway's fee interest in the Field and the Field Improvements (both as defined in the Ground Lease).

         E. Gateway and the Operator shall execute and deliver the Management Agreement (as hereinafter defined) pursuant to which Gateway shall grant to the operator the exclusive right and obligation to manage and operate the Baseball Facility.

         F. With respect to the remaining property in the CMS Site, Gateway has agreed to grant to the Lessee and the Operator and the operator of the Arena for the benefit of and as an appurtenance to the Baseball Facility and the Arena certain easements with respect thereto and the parties desire to provide for the division of costs and expenses for the maintenance, operation, repair, or replacement of such areas and the facilities located therein (hereinafter defined as the "Common Areas") and to impose covenants and obligations with respect to the use or operation thereof.

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for one dollar ($1.00) paid by each of the parties to the other, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

                                    ARTICLE I
                                    ---------

                            DEFINITIONS AND EXHIBITS

         A. DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated herein, the following terms shall have the following meanings:

         "ADDITIONAL PARKING" shall have the meaning set forth in Section 9.3 hereof.

         "AFFILIATE(S)" shall mean as to any named individual or entity: (a) any individual or entity directly or indirectly owning, controlling or holding with power to vote, fifty percent (50%) or more of the outstanding voting interests of such named entity; (b) any entity fifty percent (50%) or more of whose outstanding voting interests are, directly or indirectly, owned, controlled or held with power to vote by such named individual or entity; (c) any entity or individual directly or indirectly controlling, controlled by or under common control (using ownership of fifty percent (50%) or more of the outstanding voting interests as a test for determining control with respect to an entity) with such named individual or entity; (d) any trustee, officer, director or general partner of such named entity; or (e) if a named individual or entity is an officer, director, general partner, trustee of an entity, such entity.

         "AGREEMENT" shall mean this Common Area Easement and Maintenance Agreement.

         "ARENA" shall have the meaning set forth in the Lease Agreement.

         "ARENA LAND" shall have the meaning set forth in the Lease Agreement.

         "ARENA PARKING" shall have the meaning set forth in the Lease
Agreement.

         "BALLPARK IMPROVEMENTS" shall have the meaning set forth in the Lease Agreement.

         "BALLPARK LAND" shall have the meaning set forth in the Lease
Agreement.

         "BASEBALL CONCESSIONS" shall mean any and all concessions, merchandise, novelties or other articles (other than food or beverage) of the type or substantially similar to such products provided by the Operator or its licensees or concessionaires in the Baseball Facility or sold in the gift shops located in the Baseball Facility.

         "BASEBALL FACILITY" shall have the meaning set forth in the Lease Agreement.

         "BASEBALL FACILITY AGREEMENTS" shall mean, collectively, the Lease Agreement, the Management Agreement and the Ground Lease.

         "BONDS" shall have the meaning set forth in the Lease Agreement.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of Ohio.

         "CENTRAL MARKET COMMUNITY DEVELOPMENT PLAN" shall mean the Central Market Community Development Plan approved by Council of the City on September 29, 1986, and amended on November 5, 1990 and June 17, 1991.

         "CITY" shall mean Cleveland, Ohio.

         "CMS SITE" shall mean the site plan of the CMS Site attached hereto as Exhibit B and made a part hereof.

         "COMMON AREAS" shall mean those portions of the CMS Site (other than (i) the Baseball Facility; (ii) from and after the execution of an amendment to this Agreement pursuant to Section 2.6 hereof by the operator and lessee of any sports facility constructed pursuant to the Three Party Agreement, including, but not limited to, the operator and lessee of the Arena, the Arena Land and the Arena Parking; and (iii) areas designated pursuant to Article II hereof), including, but not limited to, the On-Site Parking, the Additional Parking (to the extent located in the CMS walkways, seating and other amenities, landscaped areas, curbs, exterior and interior ramps, ingress and egress streets, access and perimeter roads, storm or sanitary sewers, common underground utility lines, bus and taxi stands.




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         "COMMON AREA EXPENSES" shall mean all costs related to maintaining, managing, operating, equipping, policing, securing, repairing, replacing and protecting the Common Areas, including, but not limited to, cleaning, lighting, removal of snow, trash, dirt and debris; and all expenses incurred in connection with obtaining and maintaining the insurance coverage described in Article VI hereof; maintenance and construction work required to preserve and maintain the utility and appearance of the Common Areas; operating, maintaining, repairing and replacing machinery and equipment used in the operation and maintenance of the Common Areas or any rent paid for the leasing of any such machinery and equipment; enforcing any operating agreements pertaining to the Common Areas or any portion thereof, or any arbitration or judicial actions undertaken with respect to the same; policing and security, including uniforms, equipment and supplies; acquisition, installation, maintenance and operation of any cost savings devices or equipment; advertising and directional signs; pest extermination; payroll, payroll taxes and reasonable employee benefits of management personnel, including, without limitation, security and maintenance personnel, but excluding excessive compensation of executive and administrative personnel; and an administrative cost equal to ten percent (10%) of the total cost and expense of all the foregoing included costs.

         "COMMON AREA NET REVENUE" shall mean the Common Area Revenue LESS Common Area Expenses.

         "COMMON AREA REVENUE" shall mean any and all cash and other property from time to time actually received by Gateway from any source located or operated in or from the Common Areas by Gateway or its designees, including, but not limited to, all revenue from concessions, parking, advertising and special events operated from or conducted in the Common Areas.

         "COMPLETION DATE" shall have the meaning set forth in the Lease Agreement.

         "CONCESSIONAIRE" shall have the meaning set forth in Section 2.3 of the Management Agreement.

         "CONCESSIONS" shall mean any and all food, beverage, eating facilities or vending machines.

         "COUNTY" shall mean Cuyahoga County, Ohio.

         "EMERGENCY" shall mean an event or occurrence which requires immediate remedial action (a) for the protection of persons or property; or (b) to comply with any legal requirement to the extent that noncompliance therewith would materially adversely affect the operations or property or would result, or may be asserted or alleged to result, in criminal or civil liability of Gateway, the Lessee or the Operator.




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         "EVENT PERIOD" shall mean the period commencing three (3) hours prior to and two (2) hours after any Home Date or Special Event conducted at the Baseball Facility.

         "FORCE MAJEURE" shall mean acts of God, fire or other casualty, earthquake, flood, epidemic, landslide, enemy act, war, holocaust, riot, intervention by civil or military authorities of government, insurrection or other civil commotion, general unavailability of certain materials, strikes, boycotts or labor disputes beyond the control of either party hereto that cause such party to be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder, other than one for the payment of money.

         "GROUND LEASE" shall mean the document so titled by and between Gateway and the Lessee and dated of even date herewith.

         "HOME DATE" shall have the meaning set forth in the Lease Agreement.

         "INTEREST RATE" shall mean the interest rate of two percent (2%) above the rate of interest per annum then charged to large corporate borrowers of the highest credit standing for short-term unsecured obligations, but in no event exceeding the maximum legal rate permitted to be charged to the Lessee, the Operator or Gateway, whichever is less.

         "LEASE AGREEMENT" shall mean the document so titled by and between Gateway and the Lessee and dated of even date herewith.

         "MANAGEMENT AGREEMENT" shall mean the document so titled by and between Gateway and the Operator and dated of even date herewith.

         "NOTICE" shall have the meaning set forth in Section 11.2 hereof.

         "ON-SITE PARKING" shall have the meaning set forth in Section 9.2 hereof.

         "PERMITTEE" shall mean owners and lawful occupants of any portion of the CMS Site and their respective officers, directors, employees, agents, partners, contractors, customers, visitors, invitees, licensees and concessionaires.

         "PERMITTEE" shall mean owners and lawful occupants of any portion of the CMS Site and their respective officers, directors, employees agents, partners, contractors, customers, visitors, invitees, licensees and concessionaires.

         "PRIVATE STREETS" shall mean any and all streets, routes, roads, ways or thoroughfares that are open for use and located on the CMS Site not designated as Public Streets.

         "PUBLIC STREETS" shall mean all streets, routes, roads, public ways or thoroughfares owned and controlled by the City.

         "REPORTING PERIOD" shall mean, from and after the date of this Agreement, each calendar quarter ending on March 31, June 30, September 30 and December 31.

         "SECURITY FORCE" shall mean licensed, bonded and trained personnel including, without limitation, off-duty police officers employed for the purpose of guarding and protecting persons and property from injury, theft and harm.

         "SERVICE LINES" shall mean any pipeline, utility line, electrical line, gas line, cable, sanitary or storm sewer, pipe, vent, conduit, duct or other line or wire that provides or distributes Utility Service to the CMS Site, including, without limitation, all mechanical, plumbing, heating, ventilating and other fixtures and equipment necessary for such provision or distribution to the CMS Site.

         "SIGNS" shall mean directional, promotional or advertising signs, signboard frames and appurtenant fixtures designed for public display of information, including, but not limited to, information concerning or related to the Lessee, the Operator or the Baseball Facility.

         "SITE AND ON-SITE PARKING REQUIREMENTS" shall have the meaning set forth in the Lease Agreement.

         "SPECIAL EVENT" shall have the meaning set forth in the Lease
Agreement.

         "TERM" shall mean the period commencing on the Completion Date and ending on the earlier of (a) December 31 of the year in which the twentieth
(20th) full Season (as defined in the Lease Agreement) following the Completion Date is concluded, or (b) upon the retirement, defeasance or discharge (as provided in The three Party Agreement) of all Bonds, (c) the termination of the Ground Lease, or (d) the termination of the Lease Agreement.

         "THREE PARTY AGREEMENT" shall mean that certain Agreement Relating to Ownership, Financing, Construction and Operation of a Sports Facility and Related Economic and Redevelopment Projects, dated as of November 7, 1990, by and among the County, the City and Gateway.

         "UTILITY SERVICE" shall mean the furnishing of water, electricity, gas, electric, electronic communications, telephone, storm or sanitary drainage and any other similar or related power or information transmission lines.

         1.2 EXHIBITS. The following Exhibits are attached to and form a part of this Agreement:

Exhibit A - Legal description of CMS Site
Exhibit B - CMS Site Plan


                                   ARTICLE II
                                   ----------

                          USE, CONTROL, MAINTENANCE AND
                             REPAIR OF COMMON AREAS

         2.1 EASEMENTS IN COMMON AREAS. During the Term, here are hereby created for the benefit of the Baseball Facility easements for the use of the Common Areas in accordance with the purposes for which the Common Areas were designed and intended. Said easements shall be used and enjoyed in common by all owners, operators or lessees of the Baseball Facility, including, but not limited to, the Lessee, the Operator and Gateway and by their respective Permittees, in connection with the development, use and enjoyment of their respective properties, subject to the terms and conditions hereof (including, without limitation, terms and conditions that may result in the designation of portions of the present Common Areas for exclusive use) and further subject to the Baseball Facility Agreements and reasonable rules and regulations adopted by Gateway and approved by the Lessee and the Operator. Notwithstanding the preceding, Lessee and Operator shall enter into an amendment to this Agreement and any common area easement agreement filed for record, to expressly exclude from the Common Areas the Arena, the Arena Land and the Arena Parking, as more fully set forth in Section 2.6 hereof and to include the benefits of the easements hereby created to the lawful owners, operators and lessees of the Arena and their respective Permittees.

         2.2 FUTURE DESIGNATED AREAS. No part of the Common Areas may be designated for another use without the prior written consent of the Lessee and the Operator, which consent may be withheld in the sole and absolute discretion of the Lessee and the operator if such future development would: (a) materially adversely affect, in the opinion of the Lessee or the operator, the operations of the Baseball Facility; (b) reduce the On-Site Parking; (c) result in the loss or obstruction of natural light or ventilation to the Baseball Facility; or (d) be aesthetically incompatible, in the opinion of the Lessee or the Operator, with the design or appearance of the Common Areas or the Baseball Facility.

         2.3 CONTROL OF COMMON AREAS. Except as may otherwise be expressly provided for herein or in the Baseball Facility Agreements, Gateway shall have the right to control, manage, and direct the Common Areas in accordance with the purposes for which the Common Areas are designed and intended; provided, however, that Gateway, without the prior written consent of the Lessee and the Operator, which consent shall not be unreasonably withheld or delayed, shall not (a) modify, restrict or otherwise control ingress to and egress from the Common Areas; (b) conduct promotions, festivals, shows, displays, and other activities and events in the Common Areas during any Event Period; (c) sell or permit to be sold Concessions in the Common Areas during any Event Period; (d) materially change the location of, enlarge, reduce or otherwise alter the Common Areas except for providing for designated areas contemplated by the Baseball Facility Agreements, such as On-Site Parking, or (e) enter into material contracts with respect to the use of the Common Areas.

         2.4 MAINTENANCE AND REPAIR OF COMMON AREAS. Gateway covenants and agrees, at Gateway's expense, to maintain, repair and replace and keep in good order, condition and repair the Common Areas, including, without limitation, all facilities, structures, Service Lines and Private Streets located in or forming part of, the common Areas. For purposes of this Agreement, "maintenance," "maintain" or "repair" shall mean keeping the Common Area and its improvements in a good, safe and sanitary condition and appearance, promptly making all foreseen and unforeseen, and ordinary and extraordinary, changes, repairs and improvements of every kind and nature required to be made in order to keep and maintain the Common Areas and its improvements in good, safe and sanitary condition and appearance, promptly collecting and removing therefrom all rubbish, litter and debris, and promptly removing, to the extent reasonably practicable, snow, ice and surface waters, all in compliance with all applicable laws, ordinances and regulations including, without limitation, applicable environmental regulations.

         2.5 SELF-HELP. In the event that Gateway fails to discharge its maintenance and repair obligations hereunder within a reasonable time after receiving notice of such failure from the Lessee or the Operator, the Lessee or the Operator shall have the right to perform such maintenance or repair and charge Gateway with the reasonable cost thereof plus an overhead charge of ten percent (10%) of such costs. In addition to, and without limiting in any way the Lessee's or the Operator's rights and remedies at law or equity, the Lessee or the Operator may, with notice to Gateway, and at any time or from time to time, charge, setoff and otherwise apply all or any part of the Lessee's or the Operator's Obligations (as defined in the Baseball Facility Agreements) other than the operator's obligations pursuant to Article VI of the Management Agreement, against any of Gateway's obligations under this Agreement.

         2.6 SPECIAL PROVISIONS FOR ARENA AND ARENA LAND. The Lessee and the operator acknowledge that Gateway is attempting to develop the Arena on the Arena Land and that Gateway has entered into that certain Memorandum of Intent with the Cavaliers Division of Nationwide Advertising Services, Inc. and Selkirk Arena Management, Inc. (jointly referred to herein as the "Cavs") to lease the proposed Arena to the Cavs. Upon the execution and delivery of formal agreements for the lease of the Arena, the parties intend to provide the opportunity for the Cavs, or such other developer of the Arena Land, including, but not limited to, the Operator or lessee of the Arena, to join in the execution of this Agreement pursuant to an amendment hereto, which amendment shall: (i) not materially alter or impair the Lessee's or the Operator's rights hereunder, (ii) provide to operators of the Arena, similar rights to those provided the Operator herein, and (iii) provide for equitable arrangements for preserving such respective rights during overlapping events. The Lessee and the operator agree to enter into any necessary amendments to any recorded common area easement agreements to reflect the amendments to this Agreement and to evidence of record the exclusion from the Common Areas, the Arena, the Arena Land and Arena Parking as provided herein.

         2.7 COUNTY PROVISION. The Lessee and the Operator acknowledge that Gateway may assign to the County (or such other governmental entities as are approved by the Lessee and the Operator) certain rights and request that the County assume certain obligations of Gateway hereunder and the Lessee and the Operator agree to enter into any necessary amendment hereto to accomplish such assignments to and assumption by the County, provided such amendment shall not, in any way, materially alter or impair the Lessee's or the Operator's rights hereunder. The parties agree that such assignment must occur prior to the expiration of the five-year period commencing upon the Completion Date as defined in the Lease Agreement.


                                   ARTICLE III
                                   -----------

                            LIGHTING OF COMMON AREAS

         Gateway agrees to keep all Common Areas well lighted, at Gateway's expense, during any period that the Baseball Facility is open for business to the public and for reasonable times before and after such periods. Gateway further agrees to maintain and keep lighted for security purposes, seven days each week during the hours of darkness, security lights sufficient to illuminate the exterior Common Areas at a minimum level of one (1) foot-candle at grade.


                                   ARTICLE IV
                                   ----------

                        COMMON AREA SIGNS AND ADVERTISING

         4.1 CONTENT, LOCATION, DESIGN AND APPEARANCE. The content, location, design and appearance of all Signs located in the Common Areas shall be subject to the prior written approval of the Lessee and the Operator, which approval shall not be unreasonably withheld. The Operator shall be entitled to operate, and retain the revenues generated therefrom, one (1) free-standing, movable or non-movable, lighted Sign in the Common Area, in an area selected by the Operator and approved by Gateway; such sign to be treated as an advertising sign on the exterior of the Baseball Facility and governed by the terms and conditions of the Management Agreement and the Lease Agreement as such. Gateway shall maintain in good condition and repair, and replace all Signs in the Common Areas that are damaged or in disrepair; provided, however, that the Operator shall conduct all Capital Repairs and Routine Maintenance (as defined in the Management Agreement) for the sign referred to in the preceding sentence.

         4.2 JOINT MARKETING OPPORTUNITIES. The parties recognize that the Operator, Gateway and the operator of the Arena may derive extra value from mutual cooperation between the parties in procuring advertising, vendor and supplier contracts based upon the promotion of the Baseball Facility, the Arena and the Common Areas as an integrated sports complex ("Joint Marketing Opportunities"). Subject to the terms and conditions of the Baseball Facility Agreements, the Operator and Gateway shall:

                  (a) use reasonable efforts to cooperate in exploring and capitalizing on the benefits to be derived from Joint Marketing opportunities; and

                  (b) allocate the incremental net income generated solely as a result of Joint Marketing Opportunities and not otherwise available to any of the parties but for the Joint Marketing Opportunities as follows: (i) one-third (1/3) to Gateway, (ii) one-third (1/3) to the operator of the Arena, and (iii) one-third (1/3) to the Operator and the Lessee, in the aggregate.

         Any proposal for a Joint Marketing Opportunity must include (i) the terms and conditions the proposing party would be willing to make available to the Operator if such proposal were solely for the Baseball Facility, (ii) a comparative economic analysis of the proposal solely for the Baseball Facility and the Joint Marketing Opportunity; and (iii) sufficient detail to allow independent verification by the Operator of the terms and conditions. Joint Marketing Opportunities or any contracts entered into as a result thereof shall not encumber or reduce, in any way, the revenues anticipated to be generated at the Baseball Facility and available to the Lessee or the Operator. The Operator and the Cavs will each have the right, in their sole discretion, to approve any Joint Marketing Opportunities.

                                    ARTICLE V
                                    ---------

                            SECURITY OF COMMON AREAS

         Gateway agrees to keep all Common Areas secure by employing and maintaining a Security Force for the Common Areas, at Gateway's expense, during any period that the Baseball Facility is open for business to the public, and for reasonable times before and after such periods. Gateway shall provide a security Force of sufficient size to adequately monitor the Common Areas and such Security Force shall be flexible as to size dependent on the number of persons anticipated to be present in the Common Areas.


                                   ARTICLE VI
                                   ----------

                                    INSURANCE

         6.1 CONSTRUCTION PERIODS. Gateway shall, until the Completion Date and any additional construction periods during which improvements are constructed in the common Areas, maintain in full force and effect, at Gateway's expense: (a) insurance against damage or destruction to any Common Area improvements for the full value thereof, including all materials, equipment, machinery and supplies for use in construction or installation of any Common Area improvements on an "all risk" peril basis, including coverage against flood, sewer backup and earthquake, in the form of builder's risk coverage, and (b) cause its professionals to carry professional liability insurance providing coverage for errors and omissions relating to workmanship and design.

         6.2 POST-CONSTRUCTION PERIOD. From and after the Completion Date, Gateway, in its name, shall maintain in full force and effect the following:

                  (a) insurance against damage or destruction to Gateway's equipment and other personal property, improvements and betterments to the Common Areas by providing "all risk" peril coverage in the amount of at least ninety percent (90%) of replacement cost, subject to deductible limits not to exceed $25,000. Such insurance shall have an agreed amount endorsement;

                  (b) statutory workers' compensation coverage through the State of Ohio, and Ohio Stop Gap Liability coverage in the amount of $1,000,000 per occurrence, or such lesser amount as may satisfy carriers of Gateway's umbrella or excess liability coverage;

                  (c) "occurrence type" general liability insurance against bodily injury and property damage arising from occurrences in and about the Common Areas and covering Gateway Is contractual liability for indemnification under this Agreement. Such insurance shall be written on a commercial general liability policy form to include premises operations, products and completed operations, personal injury/advertising injury, independent contractors and broad form property damage. The policy shall also contain a general aggregate per location of not less than $2,000,000 and a general occurrence and a products/completed operations aggregate of not less than $1,000,000 and naming the Operator and the Lessee as additional insureds; and

                  (d) umbrella or excess liability coverage (in form no less broad than underlying coverage) to apply excess of automobile, general, contractual and employer's liability limits, in an amount necessary to increase overall coverage to $50,000,000 per occurrence and naming the Operator and the Lessee as additional insureds.

         6.3 INSURANCE REQUIREMENTS.

                  (a) All policies of insurance required hereunder shall be written by carriers which are members of the Ohio Guaranty Fund and possess a policyholder's rating or better and a minimum Class VII financial size category as listed at the time of issuance by A.M. BEST INSURANCE REPORTS ("Best Reports") (the aforesaid rating classifications to be adjusted if and to the extent that BEST REPORTS adjusts its rating categories).

                  (b) All policies shall provide that they may not be canceled, renewed or reduced unless at least thirty
                           (30) days' notice thereof has been provided to the additional insureds. In no event shall any party be required to insure for liability limits in excess of coverage which is available at commercially reasonable rates. In the event that tort liability reform is adopted which makes the limits of liability hereinabove provided in excess of commercially reasonable and prudent limits of liability, such limits will be equitably reduced. The insurance policies required hereunder shall be reviewed on an annual basis to determine the adequacy of the coverage amounts.

         6.4 WAIVER OF SUBROGATION. Gateway, the Lessee and the Operator agree that all insurance policies against loss or damage to property and business interruption or rent/revenue loss, and all liability insurance policies required hereunder, shall be endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder. Such insurance policies shall further provide that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Agreement, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption, rent loss or liability of the types covered in Subsections 6.2(c) and (d) above, insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.

         6.5 CERTIFICATES. Not later than the date on which coverage is to be provided hereunder, the party required to provide same shall furnish to the other party a certificate evidencing the required coverage.


                                   ARTICLE VII
                                   -----------

                                REAL ESTATE TAXES

         During the Term, Gateway shall pay when due all real estate taxes, personal property taxes, assessments and other governmental levies and charges, general and special, ordinary and extraordinary, of any kind or nature, lawfully levied or assessed by federal, state, county or municipal government, upon or with respect to the Common Areas and any and all other improvements hereafter constituting a part of the Common Areas, or any payments in lieu thereof (collectively, "Real and Personal Property Taxes"); provided, however, that if, because of any change in the method of taxation of real estate or personal property, any other or additional tax or assessment is imposed upon the property, any other or additional tax or assessment is imposed upon the Common Areas or in substitution for, or in lieu of, any tax or assessment which would otherwise be included in Real and Personal Property Taxes, such other tax or assessment shall also be Gateway's responsibility. Gateway hereby agrees to indemnify, defend and hold the Lessee and the Operator harmless from and against all Real and Personal Property Taxes. In the event the Operator's interest in the Management Agreement, or the Lessee's interests in the Lease Agreement or the Ground Lease, is terminated as a result of a failure to pay Real and Personal Property Taxes, including, without limitation, a sale of the Baseball Facility pursuant to a foreclosure sale, and within sixty (60) days after such termination are not reinstated for the balance of the then remaining terms thereof on the same terms and conditions, the Operator or the Lessee shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to Gateway. In the event Gateway fails to pay any Real and Personal Property Taxes when the same shall be due and payable, the Operator or the Lessee shall have the right, but shall have no obligation, to pay the same or any of them and upon such payment by the Operator or the Lessee, Gateway shall, immediately after proof of such payment shall have been submitted to Gateway by the Operator or the Lessee and on demand therefor, pay the Operator or the Lessee the amount of any such payment so made by the Operator or the Lessee, with interest thereon at the Interest Rate.


                                  ARTICLE VIII
                                  ------------

                                   CONCESSIONS

         In accordance with the Management Agreement, the Operator, or its designated concessionaire, has the exclusive right to control all concessions sold at the Baseball Facility. Gateway acknowledges that the sale of Concessions in the Common Areas during events at the Baseball Facility would have an adverse impact on the sale of concessions at the Baseball Facility. Therefore, the Operator, or its designated concessionaire, shall have the sole and exclusive right to sell Concessions on the CMS Site during an Event Period, and, in the event the Operator utilizes the Common Area for such purposes, the Operator shall cause the Common Areas so utilized to be cleaned to the same condition existing immediately preceding such use. Gateway shall not permit the sale of Concessions in the Common Area during an Event Period. The Operator, or its designated concessionaire, shall have the sole and exclusive right to sell Baseball Concessions on the CMS Site and Gateway shall not otherwise permit the sale of any Baseball Concessions on the CMS Site at any time.


                                   ARTICLE IX
                                   ----------

                                     PARKING

         9.1 DESIGNATED PARKING AREAS. The Site and On-Site Parking Requirements refers to alternative parking plans for the location and size of all garage and surface parking areas on the CMS Site presently contemplated by the parties. Changes in the composition, size or location of any parking areas on the CMS Site shall require the prior written approval of the Operator and the Lessee.

         9.2 ON-SITE PARKING. Gateway shall construct, on or before the Completion Date within, the alternative designated areas as more fully described in the Site and On-Site Parking Requirements, not less than one thousand five hundred (1,500) parking spaces (the "On-Site Parking"). The Operator and the Lessee shall have the exclusive use of the On-Site Parking, without charge, for all events held at the Baseball Facility. In addition, the Operator and the Lessee shall have the exclusive use of two hundred fifty (250) spaces, selected by the Operator and the Lessee in the On-Site Parking, without charge, at all times. Gateway shall also provide free adequate parking for the part-time employees of the Operator and the Lessee, but such parking may be more distant from the Ballpark than that provided to the full-time employees; provided, however, that in the event the 250 spaces referred to above exceed the number of spaces used by the Lessee and the Operator for their full-time employees and Team personnel, the Lessee and the Operator shall first make such excess spaces available to the part-time employees prior to requesting additional spaces for any part-time employees. The Lessee shall have the option to manage and operate the On-Site Parking as set forth in the Lease Agreement.

         9.3 ADDITIONAL PARKING. In addition to the On-Site Parking, Gateway shall use its best efforts to secure, on or before the Completion Date, the availability of an additional seven thousand (7,000) to ten thousand (10,000) parking spaces within a two thousand (2,000) foot radius of the Baseball Facility, using the approximate proposed location of second base as the point of beginning for such calculation (the "Additional Parking").


         9.4 LESSEE'S PARKING REVENUE. Gateway shall be obligated to pay the Lessee "Lessee's Parking Revenue" as provided for in the Lease Agreement.

                                    ARTICLE X
                                    ---------

                         COMMON AREA NET REVENUE SHARING

         10.1 PAYMENT OF NET REVENUES. Gateway shall pay to the Lessee each year an amount equal to fifty percent (50%) of Common Area Net Revenue. Common Area Net Revenue shall be payable on or before February 15 following the end of each year for which such payments are due. Notwithstanding the preceding, in the event the Arena is constructed and there is an obligation to share Common Area Net Revenue with an operator or lessee of the Arena, the Lessee's share of Common Area Net Revenue shall be diluted equally with Gateway's share, but in no event shall the Lessee's share of such Common Area Net Revenue be less than thirty-three and one-third percent (33-1/3%).

         10.2 AUDIT. Payments of Lessee's Parking Revenue and Common Area Net Revenue shall be accompanied by a statement, certified as true and correct by Gateway's Chief Financial officer, showing with reasonable specificity all computations relating thereto. For a period of ninety (90) days after delivery by the Chief Financial Officer of Gateway to the Lessee of the certificate on which such computation is based, the Lessee shall have the right, through the use of an independent certified public accounting firm selected by the Lessee, at any time during normal business hours and at the offices of Gateway, to review, at the Lessee's expense, all books and records of Gateway which relate solely to computations of Lessee's Parking Revenue and Common Area Net Revenue. In the event such review results in a determination that the computations are erroneous, the error shall be promptly corrected, and if such review discloses an error of a three and one-half percent (3.5%) or more discrepancy in favor of the Lessee, the expense of such review shall be reimbursed to the Lessee by Gateway.


                                   ARTICLE XI
                                   ----------

                                  MISCELLANEOUS

         11.1 NO AMENDMENT OF BASEBALL FACILITY AGREEMENTS. The rights and obligations of the parties under this Agreement shall not affect the rights and obligations of Gateway, the Lessee and the Operator under the Baseball Facility Agreements.

         11.2 NOTICES. Any notice (including, without limitation, demands, notices of consent or nonconsent, approval or disapproval, statements, requests, and invoices), election or other communication (hereinafter "Notices") which any party shall desire or, be required to give pursuant to the provisions of this Agreement shall be in writing, signed by the party or officer, agent or attorney of the party giving the notice and shall be sent by registered or certified mail, return receipt requested. The giving of Notices shall be deemed effective upon delivery if served personally, or upon the third business day from and including the day of posting, if deposited with the United States Postal Service with postage charges prepaid, enclosed in a securely sealed, properly addressed envelope as follows:

                  For Gateway:

                           Gateway Economic Development
                           Corporation of Greater Cleveland
                           402 Terminal Tower
                           Cleveland, Ohio 44113
                           Attention: Executive Director

                  With a copy to:

                           Climaco, Climaco, Seminatore, Lefkowitz &
                            Garofoli Co. L.P.A.
                           The Halle Building, Suite 900
                           1228 Euclid Avenue
                           Cleveland, Ohio 44115
                           Attention: Anthony J. Garofoli, Esq.

                  With a copy to:

                           Calfee, Halter & Griswold
                           1800 Society Building
                           Cleveland, Ohio 44114
                           Attention: Thomas E. Wagner, Esq.

                  For the Lessee:

                           Cleveland Indians Baseball
                           Company Limited Partnership
                           Cleveland Stadium
                           Cleveland, Ohio 44114
                           Attention: General Manager

                  With a copy to:

                           Richard E. Jacobs
                           25425 Center Ridge Road
                           Cleveland, Ohio 44145

                   With a copy to:

                           Baker & Hostetler
                           3200 National City Center
                           Cleveland, Ohio 44114
                           Attention: Gary L. Bryenton, Esq.

                  For the Operator:

                           Ballpark Management Company
                           Cleveland Stadium
                           Cleveland, Ohio 44114
                           Attention: General Manager

                  With a copy to:

                           Richard E. Jacobs
                           25425 Center Ridge Road
                           Westlake, Ohio 44145


                  With a copy to:

                           Baker & Hostetler
                           3200 National City Center
                           Cleveland, Ohio 44114
                           Attention: Gary L. Bryenton, Esq.

         Notwithstanding the foregoing, however, notice shall also be deemed complete two (2) business days after Notice has been delivered to a commercial overnight delivery service, charges prepaid and enclosed in a securely sealed envelope addressed as described above, provided that a follow up of such Notice is sent by registered or certified mail as described above within twenty-four
(24) hours thereafter. Any party may change the address to which Notices are to be directed pursuant to this Section 11.2 by providing written Notice, in a manner herein provided, of such change of address to the other parties hereto.

         11.3 COVENANTS RUNNING WITH THE LAND. The covenants and agreements set forth in this Agreement are intended to be and shall be construed as covenants running with the land comprising the CMS Site, both as to the benefits and burdens thereof and shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns in the ownership of the Baseball Facility, the Common Areas or interests therein; provided, however, that this Section is subject to the provisions of
Section 2.6 hereof.

         11.4 BREACH SHALL NOT PERMIT TERMINATION. It is expressly agreed that no breach of this Agreement shall entitle any party to cancel, rescind or otherwise terminate this Agreement, but such limitation shall not affect in any manner any other right or remedies which the parties may have hereunder or by law by reason of any breach of this Agreement.

         11.5 ESTOPPEL CERTIFICATES. At any time and from time to time, the Lessee agrees, upon request in writing from Gateway, to execute and deliver to Gateway or to Gateway's lender holding or proposing to hold a mortgage on the CMS Site, not later than thirty (30) days after receipt of such request, a statement in writing certifying to all or any part of the following information as may be requested: that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and that to the best information and belief of the Lessee or the Operator, there is no default under this Agreement by Gateway or, if there is a default, the nature thereof.

         11.6 TERMS. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine and neuter adjectives and pronouns include one another.

         11.7 NO JOINT VENTURE. Nothing contained in this Agreement shall be construed to make the parties partners or joint venturers or to render any party liable for the debts or obligations of any other party, except as expressly provided in this Agreement.

         11.8 HEADINGS. The Article, Section and Subsection headings herein are for convenience and reference only, and in no way define or limit the scope and content of this Agreement or in any way affect its provisions.

         11.9 AGREEMENT CONTAINS ALL TERMS. All of the representations, agreements, understandings and obligations of the parties are contained herein and in the Exhibits attached hereto.

         11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         11.11 CROSS REFERENCES. Any reference in this Agreement to a Section, Subsection, Article or Exhibit is a reference to a Section, Subsection, Article or Exhibit, as appropriate, of this Agreement, unless otherwise expressly indicated.

         11.12 FORCE MAJEURE. Except as otherwise herein expressly provided, if either party shall be delayed or hindered in or prevented from the performance of any covenant or obligation hereunder, other than for the payment of money, as a result of any Force Majeure and, provided, that the party delayed, hindered or prevented from performing notifies the other party not later than ten (10) Business Days after a Reporting Period of any such delay, hindrance or prevention occurring during the Reporting Period at issue, then the performance of such covenant or obligation, other than one for the payment of money, shall be excused for the period of the impact of such delay, hindrance or prevention and the period for the performance of such covenant or obligation shall be extended by the number of days equivalent to the number of days of such delay, hindrance or prevention. Failure to so provide the Reporting Period notice as to a delay commencing during the Reporting Period at issue will result in waivers of both excuse in performance and extension of time to perform under this Section 11.12 with respect to any delay within that Reporting Period.

         11.13 AMENDMENT, WAIVER. No alteration, amendment or modification hereof shall be valid unless executed by an instrument in writing by the parties hereto with the same formality as this Agreement. The failure of the Lessee, the Operator or Gateway to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, election or option, but the same shall continue and remain in full force and effect. No waiver by the Lessee, the Operator or Gateway of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by an appropriate official on behalf of Gateway or the Lessee or the Operator. The payment by either party of sums due and payable hereunder, with knowledge of the breach of any covenant, agreement, term, provisions or condition herein maintained, shall not be deemed as a waiver of such breach.

         11.14 CONSENT. Unless otherwise specifically provided herein, no consent or approval by the Lessee, the Operator or Gateway permitted or required under the terms of this Agreement shall be valid or be of any validity whatsoever unless the same shall be in writing, signed by the party by or on whose behalf such consent is given.

         11.15 SEVERABILITY. If any Article, Section, Subsection, term or provision of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Article, Section, subsection, term or provision of this Agreement or the application of same to parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining Article, Section, Subsection, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11.16 ACCORD AND SATISFACTION. Payment by any party, or receipt or acceptance by a receiving party, of any payment due hereunder in an amount less than the amount required to be paid hereunder shall not be deemed an accord and satisfaction, or a waiver by the receiving party of its right to receive and recover the full amount of such payment due hereunder, notwithstanding any statement to the contrary on any check or payment or on any letter accompanying such check or payment. The receiving party may accept such check or payment without prejudice to the receiving party's right to recover the balance of such payment due hereunder or to pursue any other legal or equitable remedy provided in this Agreement.

         11.17 FURTHER ASSURANCES. The parties shall execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as any party shall reasonably request of the other in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

         11.18 NO THIRD PARTY BENEFICIARY. The provision of this Agreement are for the exclusive benefit of the parties hereto and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person.

         11.19 CONFORMING AMENDMENTS. The parties acknowledge that this Agreement will be amended to conform to any approved Financing Arrangements entered into from and after the date of this Agreement with the Bank, which amendments shall be subject to the approval of the parties hereto, which approval shall not be unreasonably withheld.

         11.20 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.21 TERM. The term of this Agreement shall be for the Term.


                                   ARTICLE XII
                                   -----------

                            THREE PARTY AGREEMENT AND
                    CENTRAL MARKET COMMUNITY DEVELOPMENT PLAN

         Gateway shall not approve any amendment to the Three Party Agreement as provided in Section 5.05 thereof or the Central Market Community Development Plan as provided in Section III.D. thereof without the prior written consent of the Lessee and the Operator, which consent may be withheld in the Lessee's and the Operator's sole discretion if such amendment would affect Lessee's or the Operator's rights provided for in this Agreement, the Lease Agreement, the Management Agreement or the Ground Lease.

                                  ARTICLE XIII
                                  ------------

                                 LEAGUE APPROVAL

         This Agreement shall be null and void, and of no further force or effect, if within sixty (60) days after execution by Gateway, the Lessee and the Operator, this Agreement has not been approved by the Commissioner of Baseball and the President of the American League. After execution hereof by Gateway, the Lessee and the Operator, the Lessee and the Operator shall immediately request such approval.

         IN WITNESS WHEREOF, Gateway, the Lessee and the Operator hereto have caused this Agreement to be executed and delivered as of the day and year first above written.


Witness as to Gateway:             GATEWAY ECONOMIC DEVELOPMENT
                                   CORPORATION OF GREATER CLEVELAND,
                                   an Ohio nonprofit corporation

/s/ illegible                      By: /s/ Pat Parker
--------------------------------      --------------------------------------
/s/ illegible                      Its: Chairman
--------------------------------       -------------------------------------

Witness as to Lessee:              CLEVELAND INDIANS BASEBALL COMPANY
                                   an Ohio Limited partnership
                                   By: Cleveland Baseball Corporation,
                                       an Ohio corporation, its sole
                                       general partner

/s/ illegible                      By: /s/ Martin J. Cleary
--------------------------------      --------------------------------------
                                       Martin J. Cleary

/s/ illegible                      Its: Vice President
--------------------------------

Witness as to Operator:            BALLPARK MANAGEMENT COMPANY, an Ohio
                                       corporation

/s/ illegible                      By: /s/ Gary L. Bryenton
--------------------------------      --------------------------------------
                                       Gary L. Bryenton

/s/ illegible                      Its: Secretary
--------------------------------